Exhibit 10.1

FORM OF
VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 11, 2014 (this “Agreement”), among Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), and the holders of Owned Shares (as hereinafter defined) and Owned Warrants (as hereinafter defined) listed on Schedule A attached hereto (each, a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, Parent, Hogan Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Horizon Lines, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of November 11, 2014 (in the form in effect on the date hereof, the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, each Holder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of shares of common stock, par value $0.01 per share, of the Company (the “Shares” and with respect to each Holder, the “Owned Shares”) and warrants to purchase or otherwise acquire Shares (the “Warrants” and with respect to each Holder, the “Owned Warrants”), each as set forth on Schedule A attached hereto (the Owned Shares, the Owned Warrants, the Shares issuable upon the exercise of the Owned Warrants and any additional Shares or other voting securities of the Company of which such Holder acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, including but not limited to Warrants, shall be such Holder’s “Covered Shares”);

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Holders are entering into this Agreement; and

WHEREAS, the Holders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Holders set forth in this Agreement and would not enter into the Merger Agreement if any Holder will not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Holders hereby agree as follows:

1.                                      Agreement to Vote.  Subject to Sections 5 and 6 hereof, prior to the Termination Date (as defined herein), each Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or under any written consent of stockholders of the Company, except as otherwise approved in writing by Parent, (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of approval of the Merger and the adoption of the Merger Agreement and (ii) against any Alternative Proposal.

2.                                      Termination.  This Agreement shall terminate upon the earlier of (a) the date that the Effective Time occurs, (b) the date of any termination of the Merger Agreement in accordance with its terms, (c) the date on which Parent, on the one hand, and the Holders, on the other hand, agree in writing to terminate this Agreement, and (d) February 11, 2016 (the earliest such date in the immediately preceding clauses (a), (b), (c) and (d) being referred to herein as the “Termination Date”).  Upon any such termination of this Agreement, this Agreement shall no longer be in force or effect and each party hereto shall be released and discharged from its obligations hereunder and shall have no liability to any other party hereto with respect to this Agreement or such obligations; provided, however, that the provisions set forth in Sections 7 and 11 through 23 shall survive the termination of this Agreement; provided further, that no termination of this Agreement shall relieve any party hereto from any liability incurred by any other party hereto as a result of an intentional breach of a material term or condition of this Agreement prior to such termination.

3.                                      Representations and Warranties of Holders.  Each Holder, solely as to itself (severally and not jointly) and not any other Holder, hereby represents and warrants to Parent, as of the date hereof, as follows:

(a)                                 Such Holder is the record and beneficial owner of, and has good and valid title to, the Owned Shares and the Owned Warrants, free and clear of Liens other than as created by this Agreement.  Such Holder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Owned Shares and Owned Warrants, as applicable, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.  As of the date hereof, other than the Owned Shares and Owned Warrants, such Holder does not own beneficially or of record any (i) shares of capital stock or voting securities of the

Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.  Neither the Owned Shares or the Owned Warrants are subject to any voting trust agreement or other contract to which such Holder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of any Owned Shares or Owned Warrants.  Such Holder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, Owned Warrants or other Covered Shares, except as contemplated by this Agreement.

(b)                                 Each such Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by each such Holder, the performance by such Holder of its obligations hereunder and the consummation by such Holder of the transactions contemplated hereby have been duly and validly authorized by such Holder and no other corporate or organizational actions or proceedings on the part of such Holder are necessary to authorize the execution and delivery by such Holder of this Agreement, the performance by such Holder of its obligations hereunder or the consummation by such Holder of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Holder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)                                  Except for the applicable requirements of the Exchange Act or the HSR Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Holder for the execution, delivery and performance of this Agreement by such Holder or the consummation by such Holder of the transactions contemplated hereby and (ii) except as would not reasonably be expected to prevent such Holder from performing its obligations under this Agreement, neither the execution, delivery or performance of this Agreement by such Holder nor the consummation by such Holder of the transactions contemplated hereby nor compliance by such Holder with any of the provisions hereof would (A) conflict with or violate, any provision of the organizational documents of any such Holder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Holder pursuant to, any contract to which such Holder is a party or by which such Holder or any property or asset of such Holder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Holder or any of such Holder’s properties or assets.

(d)                                 There is no action, suit or other proceeding or, to the knowledge of such Holder, investigation pending or, to the knowledge of such Holder, threatened against such Holder by or before any Governmental Authority that restricts or prohibits (or, if successful, would restrict or prohibit) the performance of such Holder’s obligations under this Agreement.

(e)                                  No broker, finder or investment bank is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Holder (it being understood that any such broker, finder, investment bank or other Person engaged by or on behalf of the Company shall not be deemed to have acted or be acting based upon arrangements made by or on behalf of such Holder).

(f)                                   Such Holder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement and the representations and warranties of such Holder contained herein.

4.                                      Certain Covenants of Holder.  Subject to Sections 5 and 6 hereof, each Holder, solely for itself (severally and not jointly) and not any other Holder, hereby covenants and agrees as follows, in each case except as otherwise approved in writing by Parent:

(a)                                 from and after the date hereof and until the Termination Date, such Holder shall not, and shall not authorize or permit any of its controlled Subsidiaries or Representatives to directly or indirectly:

(i)                                     solicit or initiate, or knowingly endorse, encourage or facilitate, the making by any Person (other than the other parties to the Merger Agreement) of any Alternative Proposal;

(ii)                                  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than the other parties to the Merger Agreement) any information or data with respect to any Alternative Proposal;

(iii)                               execute or enter into any contract constituting or providing for any Alternative Proposal, or approve or recommend or propose to approve or recommend any Alternative Proposal or any contract constituting or providing for any Alternative Proposal (or authorize or resolve or agree to do any of the foregoing); or

(iv)                              make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Shares intending to facilitate any Alternative Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement;

(b)                                 such Holder will immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any of the matters described in Section 4(a) above;

(c)                                  from and after the date hereof and until the earlier of the Termination Date and the date on which the Merger is approved by a vote of the stockholders of the Company, and except as contemplated hereby, such Holder shall not (i) tender into any tender or exchange offer, (ii) sell, transfer, pledge, hypothecate, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding providing for the Transfer of any of the Owned Shares, Owned Warrants or any other Covered Shares, or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Owned Shares, Owned Warrants or any other Covered Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares, Owned Warrants or any other Covered Shares, or (iv) knowingly take any action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing or disabling such Holder from performing its obligations under this Agreement; and

(d)                                 in the event that a Holder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such Holder set forth on Schedule A attached hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement.  Each Holder shall promptly notify Parent and the Company of any such event.

5.                                      Transfers.  Notwithstanding anything to the contrary contained in this Agreement, any Holder may Transfer any Owned Shares, Owned Warrants or other Covered Shares at any time and from time to time on or after the date hereof to any other Person so long as such Person either (a) is a party to an agreement with Parent (or any of its Affiliates) containing provisions with respect to the voting and Transfer of the Owned Shares, Owned Warrants or other Covered Shares so Transferred to such Person and such voting and transfer provisions are no less favorable, in the aggregate, to Parent (or its Affiliate) than the voting and transfer provisions applicable to such Owned Shares, Owned Warrants or other Covered Shares that are set forth in this Agreement, or (b) as a condition precedent to such Transfer, such Person executes and delivers to Parent an agreement containing voting and Transfer provisions with respect to the Owned Shares, Owned Warrants or other Covered Shares so Transferred that are substantially similar in all material respects to those set forth in this Agreement.  Any Transfer by a Holder of Owned Shares, Owned Warrants or other Covered Shares in violation of the provisions of Section 4(c) or this Section 5 shall be void and, in the event of any such void Transfer, such Holder hereby authorizes the Company to instruct the Company’s transfer agent to place a stop transfer order with respect to the Owned Shares, Owned Warrants or other Covered Shares purported to have been Transferred pursuant to such void Transfer.

6.                                      Holder Capacity.  This Agreement is being entered into by each Holder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit in any respect any rights, or the ability, of any Holder in any other capacity, including, without limitation, as a lender to the Company, a holder of any securities of the Company other than the Owned Shares, Owned Warrants or other Covered Shares, or (subject to the provisions of the Merger Agreement) a director or officer of the Company.

7.                                      Waiver of Appraisal Rights.  Each Holder hereby waives any rights of appraisal or rights to dissent from the Merger that such Holder may have under applicable law.

8.                                      Disclosures.

(a)                                 Each Holder hereby authorizes Parent and the Company to, solely to the extent required by applicable law, disclose in any disclosure required by the SEC and/or the Proxy Statement such Holder’s identity and ownership of the Covered Shares or other securities of the Company and the nature of such Holder’s obligations under this Agreement; provided, however, that, prior to any such disclosure relating to any Holder being filed or made, Parent shall, and shall cause the Company to, provide such Holder with a reasonable opportunity to review and comment on such disclosure and the Parent shall, and shall cause the Company to, in good faith, consider reflecting such comments in the form of the disclosure that is actually filed or made.

(b)                                 No later than the opening of market on the trading day after the execution and delivery of the Merger Agreement by Parent, Merger Sub and the Company, Parent shall issue or file with SEC a press release or other disclosure (on the appropriate form required by the SEC) announcing the execution and delivery of the Merger Agreement and describing the material terms of the Merger Agreement.

9.                                      Further Assurances.  From time to time, at the reasonable request of Parent and without further consideration or the incurrence of any cost or expense on the part of any Holder, each Holder shall take such further action as may be reasonably necessary or to consummate and make effective the transactions contemplated by this Agreement.

10.                               Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto and signed on behalf of each party hereto and otherwise as expressly set forth herein.

11.                               Waiver.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12.                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     If to a Holder, to the address set forth opposite such Holder’s name on Schedule A hereto.

(ii)                                  If to Parent:

Matson Navigation Company, Inc.
555 12th Street
Oakland, CA 94607
Attention:  Peter Heilmann
Facsimile:  (510) 628-7331
E-mail:  PHeilmann@matson.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, California 94105
Attention:  Douglas D. Smith

Michael L. Reed

Facsimile:  (415) 393-8306

13.                               Entire Agreement.  This Agreement constitutes the entire agreement, and supersedes all prior and contemporaneous agreements, arrangements, communications and understandings (whether written or oral), among the parties hereto with respect to the subject matter hereof.

14.                               No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

15.                               Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

16.                               Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

17.                               Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of each other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that any Holder may assign all or any of its rights and obligations hereunder to any of its Affiliates to which such Holder Transfers any Covered Shares; provided, further, however, that no assignment pursuant to either of the forgoing provisos shall limit any assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

18.                               Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their respective terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

19.                               Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

20.                               Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21.                               Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each other party hereto.

22.                               Facsimile or .pdf Signature.  This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

23.                               No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, Parent and the Holders have caused to be executed or executed this Agreement as of the date first written above.

MATSON NAVIGATION COMPANY, INC.

Name:
Title:

HOLDER:

[NAME OF HOLDER]

Name:
Title:

[Insert any additional holders]

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE A

Holder	Address	Owned Shares	Owned Warrants